EXHIBIT 11


Statement Regarding Computation of Per Share Earnings


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ASTEC INDUSTRIES, INC.
EXHIBIT (11) - COMPUTATIONS OF EARNINGS PER
SHARE
12/31/94
(In Thousands)



Shares for Earnings Per Share Computations
	Primary:
	Weighted average outstanding during year	                       9,844
	Common Stock equivalent for stock options &
warrants	                                                          141
		TOTAL	                                                         9,985



	Fully Diluted:
	Weighted average outstanding during year	                       9,844
	Common Stock equivalent for stock options &
warrants	                                                          146
		TOTAL	                                                         9,990



	Earnings Applicable to Common Stock:
	Income from continuing operations	                           $	23,436
	Net Income	                                                  $	23,436



	Earnings Per Common Share (Based on Weighted Average
Number 	of Common and Uncommon Equivalent Shares
Outstanding):
	Income from continuing operations	                             $	2.38
	Net Income	                                                    $	2.38



	Additional Computations of EPS:
	Fully Diluted:
	Income from continuing operations	                             $	2.38
	Net Income	                                                    $	2.38